Star Gold Corp. Appoints New Director and Chief Exploration Advisor

Star Gold Corp. (OTCBB: SRGO.OB) (hereafter “Star Gold”), a gold and base metal exploration company, announced today that it has appointed Scott Jenkins as its new Director and Chief Exploration Advisor. Mr. Jenkins brings over 30 years of international geological exploration and development experience, including 15 years within the Nevada region and nearly 10 years in South Africa, which included successful tenures as New Projects Manager for RTZ Limited (also known as Rio Tinto Zinc) and as Managing Director of Geelfontein Exploration.

Lindsay Gorrill, Star Gold's President and Chief Executive Officer (CEO), states: “We are pleased to have Mr. Jenkins come on board Star Gold. He brings knowledge of the region that encompasses our Excalibur project, and an array of advanced evaluation experience to our team. Scott has proven analytical expertise and proficiency overseeing major projects. We believe that his leadership will benefit the growth and development of Star Gold.”

Most notable in Mr. Jenkins' career was his tenure with Geelfontein Exploration where he was Instrumental in the purchase of a Uranium mine in South Africa which had previously shown proven reserves. Upon directing the Company to employ new mining methods and metallurgical processes, Mr. Jenkins's efforts increased the mine's uranium oxide production from 2000 tonnes to nearly 3000 tonnes, thus increasing the gross value of proven reserves from $22 million to $29.7 million with a uranium price at that time of $10/lb. At present day uranium prices ($48/lb) the assets would be valued at approximately $143 million. As principal negotiator over Geelfontein's corporate assets, Mr. Jenkins intialized the Company's sale for about seven times the original purchase price.

Scott Jenkins, Star Gold's new Director, states: “I am pleased to join Star Gold at this important stage of its development. While the economy languishes in uncertainty, it is exciting to charge forward with a gold project like Excalibur. Living only 50 miles to the North of the project, I'm well aware of the area and the potential that it holds. After a careful assessment, I saw Star Gold to be a great opportunity and I look forward to seeing the potential of the Company realized.”

Mr. Jenkins' most recent positions are as current President of Complex Systems Analysis Inc. (based out of Nevada) and formerly as Quality Assurance Inspector for Veka West Inc. where he received an achievement award in 2005 for his work. Scott bolstered his management experience with Jenkins & Associates in Botswana, SLJ Exploration and RTZ Limited (also known as Rio Tinto Zinc) in South Africa. He has also served as a Geologist for Kenecott Exploration, Westmont Mining, Homestatke Mining Company, Amselco Exploration in Nevada, AMAX Exploration in Montana, Moly Corporation in Washington, Anaconda Minerals Company in Utah and in the public sector for the Oregon Department of Minerals. He holds a Bachelor's Degree in Geology from the University of Colorado and a Master's in Economic-Structural Geology from Oregon State University.

Shareholders and interested parties are invited to visit the company’s website at www.stargoldcorp.com or contact the company at 1-800-467-2943 for further information.

About Star Gold Corp.

Star Gold Corp. is a gold and base metal exploration company with the purpose of evaluating, developing and acquiring gold projects of merit with a focus on the United States, Canada and Mexico.

Star Gold Corp. has compiled a management team that has the knowledge, experience and motivation to find quality properties at different stages of development in order to fulfil their corporate mission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that we can increase the Company's assets and increase shareholder value by focusing on gold and base metal exploration; It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling and mining permits, potential delays or obstacles in drilling and mining operations and interpreting data, and the likelihood that no commercial quantities of gold or base metals are found or recoverable. Additional information on risks for the Company can be found in filings on Edgar of other gold and base metal exploration companies with the US Securities and Exchange Commission.

Star Gold Corp.

Lindsay Gorrill, Chief Executive Officer, 1-800-467-2943

Email: info@stargoldcorp.com

Website: www.stargoldcorp.com